FINANCIAL PUBLIC RELATIONS AGREEMENT
                                  WITNESSETH

THIS AGREEMENT, made this 19th day of July 1996, by and between RAYMOND H. RASMUSSEN, having his principal office at 545 138th Avenue N.E., Minneapolis, Minnesota (hereinafter "RASMUSSEN") and NORTH AMERICAN RESORTS, INC., located at 315 East Robinson Street, S-190, Orlando, Florida 32801, Telephone (407) 841-1917 (hereinafter referred to as ("CLIENT").

WHEREAS, the CLIENT, a publicly held corporation, desires to retain the services of RASMUSSEN to advise and assist it in its ongoing financial public relations, which the CLIENT recognizes as requiring time and constant attention to develop and sustain the attention and interest of shareholders and other members of the investment and financial community; and

WHEREAS, RASMUSSEN will provide such professional services for the consideration as stated herein;

NOW, THEREFORE, the parties hereby agree as follows:

1. RETENTION: CLIENT retains RASMUSSEN to advise and assist it in its ongoing financial public relations, which the CLIENT recognizes as requiring time and constant diligence to develop and sustain the attention and interest of shareholders and other members of the investment and financial community. Such services would include, as necessary and authorized by the CLIENT:

      a)    press relations, releases and conferences;

      b)    financial advertising;

      c)    fact sheets and brochures prepared and distributed;

      d)    contracts to attract both individual and institutional investors;

      e)    distribution of the CLIENT'S annual, quarterly and other reports;

      f) such other activities and promotions as shall be agreed upon in order to maintain an active interest and market in the CLIENT'S stock.

RASMUSSEN'S services will be performed at his facilities and at such other place as are appropriate and necessary for RASMUSSEN to perform its duties hereunder.

2. TERM OF AGREEMENT: RASMUSSEN'S services shall be available to CLIENT for a One (1) year period commencing on the effective date of this agreement.

3. COMPENSATION: For work to be performed by RASMUSSEN under this Agreement, CLIENT will pay RASMUSSEN a fee as follows:

RASMUSSEN agrees to receive payment via the CLIENTS free trading shares or cash, at CLIENTS option. In addition, RASMUSSEN will accept payment via free trading shares for expenses as stated in paragraph 4 and specifically for work desired and if CLIENT so desires, RASMUSSEN will perform additional advertising, design, printing and other services for additional shares.

RASMUSSEN shall be paid a monthly fee of Five Thousand ($5,000) Dollars. This
fee will be payable beginning the 1st day of August   , 1996 and continue to
the 1st day of July, 1997.

4. EXPENSES: RASMUSSEN will be solely responsible for all costs, expenses and out-of-pocket disbursements incurred on behalf of the CLIENT, which include, but are not limited to, travel and hotel costs, copywriting, layout, art and Photographic services, mechanical, printing, duplication and reproduction costs, advertising costs, messenger and delivery services, telephone toll charges, fax, postage, newswire, on-line computer news services and any other necessary and incidental expenses. All non-project single item expenses over $200.00 will be submitted to CLIENT in advance for approval. All project expenses will be presented to CLIENT for approval in advance of beginning such projects. All such project expenses are payable by 50% upon CLIENTs approval of such project and 50% upon material completion.

5. PAYMENT: CLIENT agrees to issue 1,000,000 Common Shares and if necessary, CLIENT agrees to immediately file an S-8 with the Securities and Exchange Commission to register the shares. CLIENT agrees to pay all fees and costs within ten (10) days from receipt of all billings by RASMUSSEN. Any payment due hereunder that is not paid as provided for herein shall incur a one and one half (1 1/2%) percent per month late fee.

REPRESENTATIONS AND WARRANTIES OF CLIENT

6. REQUIRED REPORTING: The CLIENT will prepare and file all required reports with the Securities and Exchange Commission (the "SEC") and such other necessary and appropriate agencies, and are in conformity with the requirements of the Securities Act of 1933, as amended (the "ACT") and the rules and regulations ("Rules and Regulations") promulgated thereunder, and

CLIENT shall deliver to RASMUSSEN and such documents and additional amendments thereto that it shall file, including, but not limited to all amendments, 10K's, 10Q's, 8K's and all other material reports and letters filed with the SEC and the NASD.

7. ACCURACY OF REPORTS. The SEC has not issued any order preventing or suspending the sale of the CLIENT'S Common Stock. CLIENT represents that each filing/report has conformed in all material respects with the requirements of the Act and the applicable rules and regulations promulgated thereunder and to the best of the CLIENT'S knowledge has not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

8. NO DEFAULTS: The CLIENT is not in any default which has not been waived in the performance of any obligation, agreement or condition contained in any security, note or the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation, as amended, or By-Laws of the CLIENT, any note, indenture, mortgage, deed of trust, or other agreement or instrument to which the CLIENT is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the CLIENT or its property. The consent, approval, authorization, or order of any court or governmental instrumentality, agency or body is not required for the consummation of the transactions herein contemplated.

9. INCORPORATION AND STANDING: The CLIENT is duly incorporated, validly existing and in good standing under the laws of the state or country of its incorporation with authorized and outstanding capital stock as set forth in its SEC filings, and with full power and authority (corporate and other) to own its property and conduct its business, present and proposed, as described in its SEC filings; the CLIENT has full power and authority to enter into this Agreement; and the CLIENT is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property or transacts business requiring such qualifications, if any.

10. LEGALITY OF COMMON STOCK: The outstanding Common Stock of the CLIENT has been duly and validity authorized and issued and is fully paid and non assessable and will conform to all statements with regard thereto contained in its SEC filings. No sales of securities have been made by the CLIENT in violation of the registration provisions of the Securities Act of 1933, as amended. Any Common Stock Purchase Warrants have been duly and validly authorized and, when sold and delivered, will constitute valid and binding obligations of the CLIENT enforceable in accordance with the terms thereof and will conform to all statements with regard thereto contained in any of its SEC filings.

11. LITIGATION: Except as set forth in CLIENT'S SEC filings, there is and shall be no actions, suit or proceeding before any court or governmental agency, authority or body pending or to the knowledge of the CLIENT threatened which might result in judgments against the CLIENT not adequately covered by insurance or which collectively might result in judgments against the CLIENT not adequately covered by insurance or which collectively might result in any material adverse change in the condition (financial or otherwise) of the business or the prospect of the CLIENT or would materially affect the properties or assets of the CLIENT.

12. WARRANTY THAT AGREEMENT DOES NOT CONTEMPLATE CORRUPT PRACTICES: CLIENT represents and warrants that all payments and authorizations under this Agreement constitute compensation for services performed or to be performed and do not constitute an offer, payment, promise or authorization for payment of any money or gift to any official or other person to influence any act or decision of an official or person to induce such official or person to affect or influence any act or decision in favor of the CLIENT.

COVENANTS OF THE CLIENT

13 FINANCIAL STATEMENTS: The CLIENT, at its own expense will prepare, file and update such financial statements and other information as may be required by the SEC or states in which the sale of the CLIENT'S Common Stock may be qualified. During the one (1) year retention period of RASMUSSEN, or any extension thereof, the CLIENT will deliver to RASMUSSEN copies of each annual, quarterly and other reports and documents which the CLIENT shall timely present to its security holders and/or file the SEC and other state governmental authority, within thirty (30) days of the preparation and submission of such documents and reports.

14. COMPLIANCE WITH APPLICABLE LAWS: The CLIENT has complied and will continue to comply with all applicable laws, statutes, rules, regulations and orders relating to the operation of its business and the issuance, sale and market of its securities, which the failure to comply with would result in a material adverse effect on CLIENT'S business or financial condition.

15. APPLICATION TO MOODY'S, STANDARD & POORS, NASD, NASDAQ The CLIENT shall maintain all its current listings on the NASD Bulletin Board or NASDAQ automated quotation system. The CLIENT also agrees to be listed with Moody's and Standard & Poors. As such listings are applicable to CLIENTs ability to trade its stock and comply with blue sky state requirements.

16. OPINION OF COUNSEL: At RASMUSSEN'S option, RASMUSSEN may request a comfort letter from CLIENT'S counsel during the term of this Agreement.

17. ACCOUNTANT'S LETTER: The CLIENT shall furnish to RASMUSSEN a copy of the opinion and audited financial statements rendered to the CLIENT and submitted to the SEC by its retained independent public accountant concerning the examination of the CLIENT'S financial statements and opinion as to their compliance with applicable accounting requirements of the Act and the Rules and Regulations promulgated thereunder and with generally accepted accounting principles, and that such financial statement present fairly the financial position of the CLIENT. At RASMUSSEN'S option, RASMUSSEN may request a comfort letter from CLIENT'S accountant during the term of this Agreement.

18. INDEMNIFICATION: The CLIENT, for good and valuable consideration the receipt of which is hereby acknowledged, undertakes and agrees to indemnify and hold RASMUSSEN harmless from and against and in respect of any liability, damage, loss or expense to RASMUSSEN resulting from (a) the inaccuracy or omission of any information, representation or warranty made to RASMUSSEN and/or contained in any materials distributed and/or advertised to the public and/or filed with any governmental or regulatory authority or agency; (b) any inaccuracy or omission in the financial statements, documents or materials of the CLIENT required to be filed with any governmental or regulatory authority or agency and/or distributed to the public and of shareholder interest; (c) any failure of the CLIENT to discharge any duty or perform any obligation required of it under (i) any rules, statutes and regulations enacted and/or enforced by any governmental or regulatory authority or agency, (ii) any representation, undertaking or warranty set forth in any document or materials distributed to the public and/or filed with any governmental or regulatory authority or agency, (iii) any contract, incident to the CLIENT conducting its current or proposed business activity; or (d) any violation by the CLIENT of any federal, state or local law, ordinance, regulation or order. RASMUSSEN, for good and valuable consideration hereby agrees to indemnify CLIENT from and against and in respect of any misrepresentations made by RASMUSSEN in representing CLIENT, unauthorized or unlawful use of confidential CLIENT information obtained during the course of the Agreement, or any willful misconduct or gross negligence of RASMUSSEN in the performance of its duties under this Agreement.

TERMINATION

19. TERMINATION BECAUSE OF NON-COMPLIANCE: This Agreement may be terminated by RASMUSSEN by notice to the CLIENT in the event that the CLIENT shall have failed or been unable to comply with any of the terms, conditions or provisions of this Agreement on the part of the CLIENT to be performed, completed with or fulfilled within the respective times herein provided for, unless compliance therewith or performance or satisfaction thereof shall have been expressly waived by RASMUSSEN in writing.

20. TERMINATION OF AGREEMENT: In the event that RASMUSSEN should withdraw from retention by the CLIENT, any sums that have become due in accordance with this Agreement but have not been paid at the time of withdrawal will be deemed to be for services already rendered and shall be paid immediately by the CLIENT, any sums that have been paid to RASMUSSEN will be deemed earned and for services already performed. The CLIENT shall pay immediately for all unreimbursed changes, costs and expenses paid or incurred by RASMUSSEN prior to the time of withdrawal. If such termination is for non-payment, CLIENT agrees to pay all legal and other collection fees with appropriate interest.

MISCELLANEOUS

21. NON-AFFILIATION: Nothing herein shall be construed as creating a relationship of employer-employee, partners, joint ventures or other such or similar relationship between the parties hereto. The parties intend that RASMUSSEN will be an independent contractor and not an employee of CLIENT. Therefore, none of the benefits that may be provided by CLIENT to its employees, including but not limited to workers' compensation insurance, unemployment insurance or fringe benefits, shall be available from CLIENT to RASMUSSEN. Further, RASMUSSEN and CLIENT each understand that it shall be RASMUSSEN'S responsibility to provide for all unemployment and other taxes, including withholding and social security, and all estimated taxes, business licenses and insurance (including but not limited to workers' compensation insurance and public liability insurance) arising out of or relating to this Agreement. RASMUSSEN hereby assumes all risks, burdens and liabilities associated with his status as an independent contractor, including and not limited to liability to their parties for the acts of his employees and agents which buy for this status might otherwise be attributable to CLIENT and/or covered by CLIENT'S insurance carriers. In furtherance of the foregoing, RASMUSSEN agrees that he will not assets or claim that he is not an independent contractor, and will in good faith defend his status as such.

23. CONFIDENTIALITY: In the course of the performance of RASMUSSEN'S duties, it is expected that RASMUSSEN will receive information which may be considered material inside information. RASMUSSEN will not disclose that information to others except as authorized by CLIENT and necessary in order for RASMUSSEN to perform its duties and comply with such federal, state and municipal laws, rules and regulations or other regulatory body. RASMUSSEN agrees to the following definitions:

       a) RASMUSSEN shall only distribute materials that have been approved by CLIENT prior to distribution.

       b) RASMUSSEN may employe sub-contractors to assist in his duties, however, RASMUSSEN will be held responsible for all materials distributed.

       c) RASMUSSEN hereby agrees that he or his sub-contractors will not distribute misleading information, make false statements or in any way deviate from standard practices as it relates to information distributed under the laws and regulations of the United States or State securities laws. RASMUSSEN hereby represents that he is familiar with the laws, rules and regulations and will conduct his efforts within the guidelines of those rules and laws.

       d) RASMUSSEN understands and agrees that any deviation from the accepted practices as it relates to promotion for a public company, and misrepresentation or mailing of false or misleading information regarding CLIENT will be grounds for immediate termination of this Agreement.

23. COOPERATION, DILIGENCE, DISCLOSURE AND DISCLAIMER OR WARRANTY: The CLIENT acknowledges and agrees that a great deal of time, cooperation, diligence and disclosure is necessary in order for RASMUSSEN to perform its duties as contemplated herein. The CLIENT acknowledges and agrees that no representation or warranty concerning the successful outcome of any proposal or recommendation is or can be made. CLIENT acknowledges and understands that this is expressly true when approval of a governmental or regulatory authority or agency is needed in order for CLIENT to effect a proposed course of business which includes the possible intervention and institution by any governmental or regulatory authority or agency of any proceedings into the activities of the CLIENT or its principals. All statements of RASMUSSEN concerning any and all matters contemplated herein are statements of opinion only.

24. WARRANTY THAT AGREEMENT DOES NOT CONTEMPLATE ACTS OF A FINDER, UNDERWRITER, BROKER, DEALER OR PROMOTER: The CLIENT acknowledges and agrees that no representations or warranty has been made by RASMUSSEN, associates, affiliates or any other person as to the successful outcome of any media, financial plan, private or public financing or other business plans put forth by RASMUSSEN, its affiliates or associates. The CLIENT further acknowledges and agrees that RASMUSSEN, its affiliates and/or associates. have not, and will not act or be considered to act as a finder, underwriter, broker, dealer or promoter of any of the CLIENT'S securities, either in private or public transactions. CLIENT represents and warrants that all payments and authorizations under this Agreement constitute compensation for services performed or to be performed and do not constitute an offer, payment, promise or authorization for payment to RASMUSSEN, or its affiliates and/or associates to act as a finder, underwriter, broker, dealer or promoter of any of the CLIENT'S securities.

25. RIGHTS AND REMEDIES UPON DEFAULT: Upon the occurrence of any event of default, and any time thereafter, RASMUSSEN shall have all the rights and remedies provided in this Agreement, and any other writing executed by the parties, and as may be provided and allowed in law. RASMUSSEN shall not be deemed to have waived any of its rights and remedies unless such waiver is in writing and signed by the parties hereto. A waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No delay or omission on RASMUSSEN'S part in exercising any right shall operate as a waiver of that right or any other right.

26. ENTIRE UNDERSTANDING: This Agreement contains the entire understanding between the parties and may not be modified except in writing and signed by the parties hereto.

27. NOTICES: All notices required under this Agreement shall be sent by registered or certified mail, return receipt requested, addressed as set forth herein or to such other address as the parties may have notice.

28. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota and to which jurisdiction the parties hereto consent for the adjudication of all disputes.

29. SEVERABILITY: If any provision of this Agreement is held to be invalid, illegal, or unenforceable, then only that portion is void and shall not affect or impair, in any was, the validity, legality, or enforceability of the remainder of this Agreement.

30. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate to be effective as of the date first above written.


/s/ Raymond H. Rasmussen
RAYMOND H. RASMUSSEN

By its ______________________________


/s/ (Signature Illegible)
NORTH AMERICAN RESORTS, INC.


/s/ (Signature Illegible)
By its ______________________________



CLIENT Initial (Illegible)